FILED PURSUANT TO RULE NO.424(b)(3)
PROSPECTUS SUPPLEMENT                                 REGISTRATION NO.333-37980
(To Prospectus dated January 29, 2002)



                                 [LOGO OMITTED]



                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

     The share amounts specified in the table on pages 10 and 11 of the base prospectus shall be replaced with the following:


                                                                                            Primary
                                                                              Share         Trading
             Name of Company                                   Ticker        Amounts         Market
     ------------------------------------------------------  ---------       --------       -------
     Agere Systems Inc. Class A                                 AGR.A        0.043117         NYSE
     Agere Systems Inc. Class B                                 AGR.B        1.058252         NYSE
     AOL Time Wamer Inc.                                         AOL             6            NYSE
     American International Group, Inc.                          AIG             2            NYSE
     Astrazeneca p.l.c. *                                        AZN             4            NYSE
     AT&T Corp.(1)                                                T             1.2           NYSE
     AT&T Wireless Services, Inc.                                AWE          1.9308          NYSE
     AVAYA Inc.                                                   AV          0.3333          NYSE
     BellSouth Corporation                                       BLS             5            NYSE
     BP p.l.c. *                                                  BP             3            NYSE
     Bristol-Myers Squibb Company                                BMY             3            NYSE
     BT Group p.l.c.                                             BTY             2            NYSE
     Cisco Systems, Inc.                                         CSCO            3           NASDAQ
     Citigroup Inc.                                               C              3            NYSE
     Comcast Corporation (2)                                     CMCSA         1.941         NASDAQ
     The Coca-Cola Company                                        KO             3            NYSE
     Dell Computer Corporation                                   DELL            5           NASDAQ
     Deutsche Telekom AG *                                        DT             5            NYSE
     Eli Lilly and Company                                       LLY             2            NYSE
     EMC Corporation                                             EMC             2            NYSE
     Exxon Mobil Corporation                                     XOM             4            NYSE
     France Telecom *                                            FTE             2            NYSE
     General Electric Company                                     GE             3            NYSE
     GlaxoSmithKline p.1.c.                                      GSK             3            NYSE
     Hewlett-Packard Company                                     HPQ             4            NYSE
     Home Depot, Inc.                                             HD             4            NYSE
     Intel Corporation                                           INTC            2           NASDAQ
     International Business Machines Corporation                 IBM             2            NYSE
     JDS Uniphase Corporation                                    JDSU            2           NASDAQ
     Johnson & Johnson                                           JNJ             4            NYSE
     LM Ericsson Telephone Company *(3)                         ERICY           0.9          NASDAQ
     Lucent Technologies Inc.                                     LU             4            NYSE
     McDATA Corporation                                         MCDTA         0.07361        NASDAQ
     Merck & Co., Inc.                                           MRK             3            NYSE
     Microsoft Corporation (4)                                   MSFT            6           NASDAQ
     mmO2 p.l.c.                                                 OOM             2            NYSE
     Morgan Stanley Dean Witter & Co.                            MWD             2            NYSE


                                                  (continued on following page)
                                                                                            Primary
                                                                              Share         Trading
             Name of Company                                   Ticker        Amounts         Market
     ------------------------------------------------------  ---------       --------       -------
     Nippon Telegraph and Telephone Corporation *                NTT             3            NYSE
     Nokia Corp. *                                               NOK             4            NYSE
     Nortel Networks Corporation                                  NT             2            NYSE
     Novartis AG *                                               NVS             5            NYSE
     Oracle Corporation                                          ORCL            4           NASDAQ
     Pfizer Inc.                                                 PFE             4            NYSE
     Qwest Communications International Inc.                      Q              4            NYSE
     Royal Dutch Petroleum Company  *                             RD             3            NYSE
     SBC Communications Inc.                                     SBC             4            NYSE
     Sony Corporation *                                          SNE             2            NYSE
     Sun Microsystems, Inc.                                      SUNW            4           NASDAQ
     Syngenta AG                                                 SYT          1.03860         NYSE
     Texas Instruments Incorporated                              TXN             3            NYSE
     Total Fina Elf S.A. *                                       TOT             2            NYSE
     Toyota Motor Corporation *                                   TM             2            NYSE
     Travelers Property Casualty Corp Class A                    TAPa        0.1296129        NYSE
     Travelers Property Casualty Corp Class B                    TAPb        0.2662968        NYSE
     Verizon Communications                                       VZ             4            NYSE
     Viacom Inc.-Ci B                                           VIA.B            3            NYSE
     Vodafone Airtouch p.l.c. *                                  VOD             5            NYSE
     Wal-Mart Stores Inc.                                        WMT             4            NYSE
     Zimmer Holdings, Inc.                                       ZMH            0.3           NYSE


     __________________________________________
     * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     (1) AT&T Corp. announced a one-for-five reverse stock split on its common stock. AT&T Corp. began trading on a split-adjusted basis on November 18, 2002. As of November 22, 2002, the share amount of AT&T Corp. represented by a round lot of 100 Market 2000+ HOLDRS decreased to 1.2 from 6.

     (2) As a result of AT&T Corp.'s spin off of its broadband business, which merged with Comcast Corporation, Comcast Corporation has been included in Market 2000+ HOLDRS. For the 6 shares of AT&T Corp. previously represented in each round lot of 100 Market 2000+ HOLDRS, the Bank of New York received
     1.941 shares of Comcast Corporation. As a result, effective November 22, 2002, 1.941 shares of Comcast Corporation were included in each round-lot of 100 Market 2000+ HOLDRS.

     (3) LM Ericsson Telephone Company announced a one-for-ten reverse stock split on its common stock. LM Ericsson Telephone Company began trading on a split-adjusted basis on October 23, 2002. As of October 25, 2002, the share amount of LM Ericsson Telephone Company represented by a round lot of 100 Market 2000+ HOLDRS decreased to 0.9 from 9.

     (4) Microsoft Corporation announced a two-for-one stock split on its common stock payable to shareholders of record on January 27, 2003. Microsoft Corporation began trading on a split-adjusted basis on February 18, 2003. As of February 21, 2003, the share amount of Microsoft Corporation represented by a round lot of 100 Market 2000+ HOLDRS increased to 6 shares from 3 shares.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.


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